Amendment to JNL Variable Fund LLC

Amended and Restated Distribution Plan

This Amendment is made by JNL Variable Fund LLC, a Delaware limited liability company (the “Company”), to its Amended and Restated Distribution Plan (the “Plan”).

Whereas, the Plan was adopted on July 1, 2017 by the Company on behalf of the funds listed on Schedule A to the Plan, in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended.

Whereas, the Board of Managers of the Company has approved the following changes (collectively, the “Changes”), effective September 25, 2017:

1)	An increase in the 12b-1 fee payable by each fund, for Class A, from 0.20% to 0.30%.

2)	Renaming all existing Class B shares to Class I shares for all funds.

3)	Fund name changes for the following funds:

JNL/Mellon Capital Global 30 Fund to the JNL/Mellon Capital MSCI World Index Fund;

JNL/Mellon Capital Communications Sector Fund to the JNL/Mellon Capital Telecommunications Sector Fund;

JNL/Mellon Capital Consumer Brands Sector Fund to the JNL/Mellon Capital Consumer Discretionary Sector Fund;

JNL/Mellon Capital Oil & Gas Sector Fund to the JNL/Mellon Capital Energy Sector Fund;

JNL/Mellon Capital Technology Sector Fund to the JNL/Mellon Capital Information Technology Sector Fund; and

JNL/Mellon Capital Nasdaq® 100 Fund to the JNL/Mellon Capital Nasdaq® 100 Index Fund.

Whereas, pursuant to the approval of the Changes, as outlined above, the Company has agreed to amend Schedule A of the Plan, effective September 25, 2017, to:

1)	Update the 12b-1 fee payable by each fund, for Class A, from 0.20% to 0.30%.

2)	Rename Class B references to Class I.

3)	Update the fund names for the fund name changes outlined above.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company agrees to amend the Plan as follows:

1)	Schedule A to the Plan is hereby deleted and replaced in its entirety with Schedule A, dated September 25, 2017, attached hereto.

2)	Except as specifically amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the Company has caused this Amendment to be executed and effective as of September 25, 2017.

JNL Variable Fund LLC

By:	/s/ Kristen K. Leeman
Name:	Kristen K. Leeman
Title:	Assistant Secretary

Schedule A
Dated September 25, 2017

Fund	Class	Maximum 12b-1 FEE[1]
JNL/Mellon Capital DowSM Index Fund	Class A Class I	0.30% None
JNL/Mellon Capital JNL 5 Fund	Class A Class I	0.30% None
JNL/Mellon Capital MSCI World Index Fund	Class A Class I	0.30% None
JNL/Mellon Capital Nasdaq® 100 Index Fund	Class A Class I	0.30% None
JNL/Mellon Capital S&P® SMid 60 Fund	Class A Class I	0.30% None
JNL/Mellon Capital Consumer Discretionary Sector Fund	Class A Class I	0.30% None
JNL/Mellon Capital Energy Sector Fund	Class A Class I	0.30% None
JNL/Mellon Capital Financial Sector Fund	Class A Class I	0.30% None
JNL/Mellon Capital Healthcare Sector Fund	Class A Class I	0.30% None
JNL/Mellon Capital Information Technology Sector Fund	Class A Class I	0.30% None
JNL/Mellon Capital Telecommunications Sector Fund	Class A Class I	0.30% None

1 As a percentage of the average daily net assets attributable to the specified class of shares.

A-1